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BODDIE-NOELL PROPERTIES, INC.
EXHIBIT 11:  COMPUTATION OF PER SHARE EARNINGS
SIX MONTHS ENDED JUNE 30, 1995

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                                                            Price   # SHARES    Total Amt.
Common shares outstanding:
   January 1 - March 30                                            2,990,990
   March 31 - April 27                                             2,994,702
   April 28 - June 30                                              3,005,240
   Weighted average                                                2,996,603
Common stock equivalents:
   Options granted October 17, 1994                         $13.75   160,000
Other potentially dilutive securities:                                none

Assumed exercise of options @ January 1                      13.75   160,000    $2,200,000
Assumed purchase of treasury stock w/proceeds
   Average price of stock (per AMEX reports)
         January                                             12.76
         February                                            12.95
         March                                               13.43
         April                                               13.01
         May                                                 12.74
         June                                                12.34
            Overall average                                 $12.87  (170,918)   (2,200,000)
Assumed increase(decrease) in # shares/equity $                      (10,918)           $0
Weighted average # shares outstanding                              2,996,603
Assumed # shares for calculation of
   earnings per common and common equivalent share                 2,985,685

Net income, six months ended June 30, 1995                                        $914,231
Earnings per share, weighted average common shares outstanding                     $0.3051
Earnings per common and common equivalent share                                     0.3062
   Dilution percentage                                                 -0.37%*

*  Reduction of less than 3% in the aggregate is not considered dilution; financial statement presentation of fully diluted earnings per share is not required.  Primary earnings per is presented based on weighted average number of common shares outstanding.



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